Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

NEWS • RELEASE

LINCOLN ELECTRIC ANNOUNCES RETIREMENT OF GEORGE D. BLANKENSHIP, EXECUTIVE VICE PRESIDENT AND PRESIDENT OF THE AMERICAS WELDING SEGMENT

CLEVELAND, Wednesday, May 20, 2020 – Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) announced today that George D. Blankenship, Executive Vice President, President Americas Welding segment is retiring effective May 31, 2020. Christopher L. Mapes, Chairman, President and Chief Executive Officer, will oversee the Americas Welding organization until an internal successor to Blankenship is named.

Blankenship joined Lincoln Electric in 1985 as an engineering trainee and held various engineering and product development management positions until 2009, when he was promoted to Senior Vice President and President North America. In 2016, he was named Executive Vice President and President of Americas Welding. During his thirty-five year tenure, his technical, strategic and operational contributions have advanced the Company’s competitive position and reinforced its leadership position.

“We thank George for his tremendous leadership and contributions, which position Lincoln Electric for future success,” said Mapes. “We congratulate him on an exceptional career that oversaw the development of over 60 patents, the digitization and automation of our solutions, the advent of IoT, additive manufacturing, enhanced commercial and operational excellence, and the development of a strong segment leadership team,” Mapes continued. “We wish him our best in retirement.”

“It’s been an honor and privilege to have had the opportunity to lead in this great company and be part of such an amazing industry,” said Blankenship. “I have infinite confidence in our organization, our products, our people, and our succession planning process which will provide for a smooth leadership transition. We are successful because of our team’s dedication to our customers, our focus on winning, and operating by a strong ethical foundation.” Blankenship continued, “I am confident in the team’s execution of our short-term action plans and our ability to achieve our 2025 Higher Standard Strategy which will build upon our strong leadership position.”

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Headquartered in Cleveland, Ohio, Lincoln has 59 manufacturing locations in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: (216) 383-2534

Email: Amanda_Butler@lincolnelectric.com

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